Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-44013, Form S-8 No. 333-88581, Form S-8 No. 333-95029) of Overseas Shipholding Group, Inc. of our report dated February 21, 2000, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

ERNST & YOUNG LLP

New York, New York

March 15, 2000